Exhibit 4.1
Execution Version

CONTINENTAL AIRLINES, INC.,

AS ISSUER,

TO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE

___________________________

THIRD SUPPLEMENTAL INDENTURE

DATED DECEMBER 11, 2009

SUPPLEMENTING AND AMENDING THE INDENTURE

DATED AS OF JULY 15, 1997

TABLE OF CONTENTS
Page

ARTICLE I	RELATION TO ORIGINAL INDENTURE; DEFINITIONS AND INCORPORATION BY REFERENCE	2

Section 1.1	Definitions. For all purposes of the Original Indenture and this Third Supplemental Indenture as they relate to the 2015 Notes, except as otherwise expressly provided or unless the context otherwise requires:	2
Section 1.2	Other Definitions	5

ARTICLE II	THE SECURITIES	6

Section 2.1	2015 Notes	6
Section 2.2	Conversion Agent	7
Section 2.3	Cancellation	8

ARTICLE IIIPURCHASE UPON FUNDAMENTAL CHANGE8

Section 3.1	Purchase of 2015 Notes at Option of the Holder upon Fundamental Change	8
Section 3.2	Effect of Fundamental Change Purchase Notice	11
Section 3.3	Deposit of Fundamental Change Purchase Price	11
Section 3.4	2015 Note Purchased in Part	12
Section 3.5	Repayment to the Company	12
Section 3.6	Covenant to Comply with Applicable Securities Laws upon Purchase of 2015 Notes	12

ARTICLE IV[RESERVED]13

ARTICLE V	DEFAULTS AND REMEDIES	13

Section 5.1	Additional Events of Default	13

ARTICLE VISUPPLEMENTAL INDENTURES13

Section 6.1	Supplemental Indentures	13

ARTICLE VII[RESERVED]14

ARTICLE VIIICONVERSION14

Section 8.1	Conversion Privilege	14
Section 8.2	Conversion Procedure	14
Section 8.3	Fractional Shares	16
Section 8.4	Taxes on Conversion	16
Section 8.5	Company to Provide Stock	16
Section 8.6	Adjustment for Change in Capital Stock	17
Section 8.7	Adjustment for Rights Issue	17
Section 8.8	Adjustment for Other Distributions	19
Section 8.9	When Adjustment May Be Deferred	22
Section 8.10	When No Adjustment Required	22
Section 8.11	Notice of Adjustment	22
Section 8.12	Voluntary Increase	22
Section 8.13	Notice of Certain Transactions	23
Section 8.14	Business Combinations	23
Section 8.15	Adjustment to Shares Delivered Upon Conversion in Connection with a Make Whole Change of Control	24
Section 8.16	Company Determination Final	25
Section 8.17	Trustee’s Adjustment Disclaimer	26
Section 8.18	Simultaneous Adjustments	26
Section 8.19	Successive Adjustments	26
Section 8.20	Rights Issued in Respect of Common Stock Issued upon Conversion	26

ARTICLE IXMISCELLANEOUS27

Section 9.1	Trust Indenture Act Controls	27
Section 9.2	Concerning the Trustee; Force Majeure	27
Section 9.3	Supplemental Indenture Controls	27
Section 9.4	Rules by Paying Agent, Conversion Agent and Registrar	27
Section 9.5	Calculations	27
Section 9.6	Governing Law	27
Section 9.7	Multiple Originals	28
Section 9.8	Benefits of Third Supplemental Indenture	28
Section 9.9	Confirmation of Indenture	28
Section 9.10	Headings and Table of Contents	28

Schedule A                                Make Whole Change of Control Table

Exhibit A                      Form of 2015 Note

i

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of December 11, 2009, (hereinafter called the “Third Supplemental Indenture”), is between CONTINENTAL AIRLINES, INC., a Delaware Corporation (hereinafter called the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America, as successor trustee under the Original Indenture referred to below (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, The Company and the Trustee (as successor to Bank One, N.A.) are parties to an Indenture, dated as of July 15, 1997 (the “Original Indenture”), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance, as supplemented and amended by the First Supplemental Indenture, dated as of January 23, 2002 (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated as of November 13, 2006 (the “Second Supplemental Indenture”);

WHEREAS, the Company has duly authorized the creation of a series of its Securities denominated its “4.5% Convertible Notes due 2015” (such Securities, as they may be amended from time to time, being referred to herein as the “2015 Notes”);

WHEREAS, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture in order to provide for the issuance of the 2015 Notes;

WHEREAS, the Company has requested the Trustee, and the Trustee has agreed, to join with it in the execution and delivery of this Third Supplemental Indenture;

WHEREAS, Section 8.1(7) of the Original Indenture provides that the Company, acting pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into an indenture supplemental to the Original Indenture, without the consent of any Holders of Securities, to establish the form and terms of Securities of any series as permitted by Sections 2.1 and 3.1 of the Original Indenture;

WHEREAS, on the basis of the foregoing, the Trustee has determined that this Third Supplemental Indenture is in form satisfactory to it;

WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Section 8.4 of the Original Indenture, stating that the execution of this Third Supplemental Indenture is authorized or permitted by the Original Indenture, and has delivered to the Trustee a Board Resolution authorizing the execution and delivery of this Third Supplemental Indenture;

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Original Indenture have been done.  The entry into this Third Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture, and all things necessary have been done to make the 2015 Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Third Supplemental Indenture a valid agreement of the Company, in accordance with their and its terms;

NOW THEREFORE:

It is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the 2015 Notes, as follows:

ARTICLE I

RELATION TO ORIGINAL INDENTURE;

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions. For all purposes of the Original Indenture and this Third Supplemental Indenture as they relate to the 2015 Notes, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the terms defined in this Article have the meanings assigned to them in this Article;

(b)
the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(c)	capitalized terms used but not defined herein are used as they are defined in the Original Indenture.

(i) “Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of the Depositary for such 2015 Note, in each case to the extent applicable to such transaction and as in effect from time to time.

(ii) “Business Day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

(iii) “Capital Stock” for any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock or other equity issued by that Person.

(iv) A “Change of Control” means the occurrence of any of the following after the Issue Date:

1.
any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, any Subsidiary of the Company, or any employee benefit plan of the Company or any of its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act, disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity entitled to vote generally in the election of directors; or

2.
consummation of any share exchange, consolidation or merger of the Company pursuant to which all or substantially all of the Company’s Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Company or one or more of its Subsidiaries; provided, however, that a transaction where the holders of the Company’s common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation (or parent thereof) or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Change of Control.

A Change of Control shall not be deemed to have occurred in respect of any of the foregoing, however, if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions that would, but for the operation of this paragraph, constitute a Change of Control consists of shares of capital stock (as defined in the following sentence) (or depositary shares or receipts in respect thereof) traded on a United States national securities exchange or quoted on a national automated dealer quotation system or which will be so traded or quoted when issued or exchanged in connection with the Change of Control (these securities being referred to as “Publicly Traded Securities”) and as a result of this transaction or transactions the 2015 Notes become convertible into such Publicly Traded Securities.  For purposes of this paragraph, the term “capital stock” of any Person means any and all shares (including ordinary shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(v) “Closing Sale Price” or “Closing Sale Prices” of Common Stock or any other security on any Trading Day means the reported last sale price per share (or, if no last sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) on such date reported by the NYSE or, if the Common Stock or such other security is not listed for trading on the NYSE, as reported by the principal national securities exchange on which the Common Stock is listed, admitted for trading or quoted or, in the absence of such quotation, such price as the Company shall reasonably determine on the basis of such quotations as the Company reasonably considers appropriate.

(vi) “Common Stock” means the Company’s Class B common stock, par value $.01 per share, as it exists on the date of this Third Supplemental Indenture or any other shares of Capital Stock of the Company into which the Common Stock shall be reclassified or changed.

(vii) “DTC” means The Depository Trust Company, a New York corporation, and any successors and assigns.

(viii) “Ex-Dividend Date” means the first date on which the shares of Common Stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the distribution or participate in the transaction related to the relevant adjustment.

(ix) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Fundamental Change” means the occurrence of a Change of Control or a Termination of Trading.

(xi) “Global Securities” means any of the 2015 Notes that are in global form.

(xii) “Issue Date” of any 2015 Notes means the date on which the series of 2015 Notes are originally issued pursuant to this Third Supplemental Indenture.

(xiii) “NYSE “ means the New York Stock Exchange.

(xiv) “Stated Maturity” when used with respect to any 2015 Note, means the date specified in such 2015 Note as the fixed date on which the principal of such 2015 Note is due and payable.

(xv) “Termination of Trading” shall be deemed to have occurred if the Common Stock (or other common stock into which the 2015 Notes are then convertible) is not listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

(xvi) “Trading Day” means any day on which the NYSE or, if the Common Stock is not listed on the NYSE, the principal national securities exchange on which the Common Stock is listed, admitted for trading or quoted, is open for trading or, if the Common Stock is not so listed, admitted for trading or quoted, any Business Day.

Section 1.2 Other Definitions.

Term	Defined in Third Supplemental Indenture Section
“2015 Notes”	Recitals
“Business Combination”	8.14
“Company”	Recitals
“Conversion Agent”	2.2
“Conversion Date”	8.2
“Conversion Rate”	8.1
“Expiration Time”	8.8(c)
“First Supplemental Indenture”	Recitals
“Fundamental Change Company Notice”	3.1(b)
“Fundamental Change Purchase Date”	3.1(a)
“Fundamental Change Purchase Notice”	3.1(c)
“Fundamental Change Purchase Price”	3.1(a)
“Interest Payment Date”	2.1(d)
“Make Whole Change of Control”	8.15(a)
“Make Whole Change of Control Effective Date”	8.15(a)
“Make Whole Change of Control Stock Price”	8.15(b)
“Original Indenture”	Recitals
“Reference Property”	8.14
“Register”	2.3
“Registrar”	2.3
“Regular Record Date”	2.1(e)
“Rights”	8.20
“Rights Agreement”	8.20
“Second Supplemental Indenture”	Recitals
“Third Supplemental Indenture”	Recitals
“Trustee”	Recitals
“Spin-Off”	8.8(b)

ARTICLE II

THE SECURITIES

Section 2.1 2015 Notes.

(a) Title; Form and Dating.  There shall be a series of Securities designated the “4.5% Convertible Notes due 2015.”  The 2015 Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1, which is a part of this Third Supplemental Indenture.  The 2015 Notes may have notations, legends or endorsements required by law, stock exchange rule or usage (provided that any such notation, legend or endorsement required by usage is in a form acceptable to the Company).  The Company shall provide any such notations, legends or endorsements to the Trustee in writing.  Each 2015 Note shall be dated the date of its authentication.

(b) Unlimited Aggregate Principal Amount.  The aggregate principal amount of 2015 Notes that may be authenticated and delivered under this Third Supplemental Indenture is unlimited.  2015 Notes in the aggregate principal amount of $230,000,000 may be executed by the Company on the Issue Date and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said 2015 Notes upon a Company Order, without any further action by the Company hereunder.  In addition, subject to the satisfaction of the conditions provided in Section 1.2 of the Original Indenture, an unlimited aggregate principal amount of additional 2015 Notes with the same terms and conditions and CUSIP number (subject to any temporary CUSIP numbers required by applicable securities laws) as the 2015 Notes, except for date of issuance and, if applicable, issue price and the date of the first Interest Payment Date, may be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of an Officers’ Certificate specifying the amount of such additional 2015 Notes to be authenticated and the date on which such additional 2015 Notes are to be authenticated and certifying that all conditions precedent to the issuance of such additional 2015 Notes contained herein have been complied with, authenticate and deliver said additional 2015 Notes to or upon a Company Order.  Additional 2015 Notes issued in accordance with this Section 2.1(b) shall be consolidated with, and shall form a single series with, the previously outstanding 2015 Notes unless such additional 2015 Notes shall not be treated as fungible with the initial 2015 Notes.

(c) Principal Payment Dates.  The Stated Maturity date for the 2015 Notes is January 15, 2015, unless earlier converted pursuant to Article VIII of this Third Supplemental Indenture or repurchased pursuant to Article III of this Third Supplemental Indenture.

(d) Interest and Interest Rates.  The rate of interest on each 2015 Note shall be 4.5% per annum, accruing from the Issue Date or from the most recent date to which interest on such 2015 Notes has been paid or duly provided for.  Interest shall be payable on each 2015 Note semiannually in arrears on January 15 and July 15 of each year during the term of the 2015 Notes, commencing on July 15, 2010 (each, an “Interest Payment Date”) to Holders of record at the close of business on each Regular Record Date immediately preceding such Interest Payment Date.  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

(e) Regular Record Dates.  The “Regular Record Dates” for the 2015 Notes are January 1 and July 1 (whether or not a Business Day).

(f) Redemption.  The 2015 Notes are not redeemable by the Company at its option prior to the Stated Maturity.

(g) Denominations.  The 2015 Notes shall be issued in denominations of $1,000 and integral multiples thereof.

(h) Currency.  All cash payments of principal, interest and other amounts with respect to the 2015 Notes shall be made in Dollars.

(i) Registered Securities.  The 2015 Notes shall be issued as Registered Securities without coupons.

(j) Defeasance and Covenant Defeasance.  The provisions of Sections 4.4 and 4.5 of the Original Indenture shall not apply to the 2015 Notes.

(k) Global Form.  The 2015 Notes will initially be issued in whole in global form and the Depositary for the 2015 Notes shall initially be DTC.

(l) No Sinking Funds.  The provisions of Article 11 of the Original Indenture shall not apply to the 2015 Notes.

(m) Registrar, Paying Agent and Conversion Agent.  The Company initially appoints the Trustee as Registrar, Conversion Agent and Paying Agent for the 2015 Notes.

(n) Execution.  Notwithstanding Section 3.3 of the Original Indenture, the 2015 Notes shall be executed on behalf of the Company by an Officer of the Company and attested to by its Secretary or one of its Assistant Secretaries, and there shall be no requirement that the Company’s seal be affixed to, or a facsimile of such seal be engraved, printed or otherwise reproduced on, the 2015 Notes.

Section 2.2 Conversion Agent.  The Company shall maintain a Place of Payment where the 2015 Notes may be presented for conversion (“Conversion Agent”).  The Company may have one or more additional conversion agents.  The Company shall enter into an appropriate agency agreement with any Conversion Agent that is not also the Trustee.  The agreement shall implement the provisions of the Original Indenture and this Third Supplemental Indenture that relate to such Conversion Agent.  The Company shall notify the Trustee of the name and address of any such Conversion Agent.  If the Company fails to maintain a Conversion Agent, the Trustee shall act as Conversion Agent and shall be entitled to appropriate compensation therefor pursuant to Section 6.9 of the Original Indenture.  The Company or any Subsidiary or an Affiliate of either of them may act as Conversion Agent.

Section 2.3 Cancellation.  For purposes of the 2015 Notes, Section 3.9 of the Original Indenture shall be amended to read as follows:

“Section 3.9                                Cancellation.  All 2015 Notes surrendered to the Trustee for payment, purchase by the Company pursuant to Article III of the Third Supplemental Indenture or conversion shall be promptly cancelled by the Trustee.  The Company may at any time deliver to the Trustee for cancellation any 2015 Notes previously authenticated and delivered hereunder which the Company may have acquired in any other manner whatsoever, and all 2015 Notes so delivered shall be promptly cancelled by the Trustee.  The Company may not issue new 2015 Notes to replace 2015 Notes that have been paid or purchased by the Company pursuant to Article III of the Third Supplemental Indenture, that the Company has delivered to the Trustee for cancellation or that any Holder has converted pursuant to Article VIII of the Third Supplemental Indenture.  No 2015 Notes shall be authenticated in lieu of or in exchange for any 2015 Notes cancelled as provided in this Section 3.9, except as expressly permitted by this Indenture.  All cancelled 2015 Notes held by the Trustee shall be disposed of by the Trustee in its customary manner.”

ARTICLE III

PURCHASE UPON FUNDAMENTAL CHANGE

Section 3.1 Purchase of 2015 Notes at Option of the Holder upon Fundamental Change.

(a) If there shall have occurred a Fundamental Change, each Holder shall have the right, at the Holder’s option, to require the Company to purchase for cash all or any portion of such Holder’s 2015 Notes in integral multiples of $1,000 principal amount on a Business Day specified by the Company that is not earlier than the 30th and not later than the 60th day following the date the Fundamental Change Company Notice is mailed pursuant to Section 3.1(b) of this Third Supplemental Indenture, subject to extension to comply with law (the “Fundamental Change  Purchase Date”), at a price equal to 100% of the principal amount of the 2015 Notes to be purchased, plus, except as described in the following sentence, any accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date (such purchase price, the “Fundamental Change Purchase Price”).  If the Fundamental Change Purchase Date is after a Regular Record Date and on or prior to the related Interest Payment Date, the interest payable on that Interest Payment Date shall be paid to the Holder of record of the 2015 Notes on such Regular Record Date (which may or may not be the same Person to whom the Company shall pay the Fundamental Change Purchase Price), and the Fundamental Change Purchase Price shall equal 100% of the principal amount of the 2015 Notes to be purchased.

(b) Fundamental Change Company Notice.  Within 15 Business Days after the occurrence of a Fundamental Change, the Company shall mail a written notice of Fundamental Change (the “Fundamental Change Company Notice”) by first-class mail to the Trustee, the Paying Agent and each Holder.  The notice shall include a form of Fundamental Change Purchase Notice to be completed by the Holder and shall state:

(i) the events causing a Fundamental Change and the date of such Fundamental Change;

(ii) the date by which the Fundamental Change Purchase Notice must be given;

(iii) the Fundamental Change Purchase Date;

(iv) the Fundamental Change Purchase Price;

(v) the name and address of the Paying Agent and the Conversion Agent;

(vi) the Conversion Rate and any adjustments thereto resulting from the Fundamental Change;

(vii) that 2015 Notes as to which a Fundamental Change Purchase Notice has been given may be converted pursuant to Article VIII of this Third Supplemental Indenture only if the Fundamental Change Purchase Notice has been withdrawn in accordance with the terms of this Third Supplemental Indenture;

(viii) that 2015 Notes must be surrendered to the Paying Agent to collect payment of the Fundamental Change Purchase Price;

(ix) that the Fundamental Change Purchase Price for any 2015 Note as to which a Fundamental Change Purchase Notice has been duly given and not withdrawn, will be paid promptly following the later of the Fundamental Change Purchase Date and the time of surrender of such 2015 Note as described in (viii);

(x) the procedures the Holder must follow to exercise rights under this Section 3.1;

(xi) the conversion rights of the 2015 Notes and that Holders who want to convert 2015 Notes must satisfy the applicable requirements set forth in Article VIII of this Third Supplemental Indenture;

(xii) (xii)           the procedures for withdrawing a Fundamental Change Purchase Notice;

(xiii) that, unless the Company defaults in making payment of such Fundamental Change Purchase Price on 2015 Notes surrendered for purchase, interest on 2015 Notes surrendered for purchase will cease to accrue on and after the Fundamental Change Purchase Date; and

(xiv) the CUSIP number of the 2015 Notes.

At the Company’s request, the Trustee shall give such Fundamental Change Company Notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.

(c) Fundamental Change Purchase Notice.  A Holder may exercise its rights specified in Section 3.1(a) of this Third Supplemental Indenture upon satisfaction of all of the following:

(i) delivery to the Paying Agent of a duly completed notice (a “Fundamental Change Purchase Notice”) in the form set forth on the reverse of the 2015 Note by the close of business on the Business Day prior to the Fundamental Change Purchase Date, stating:

(A) if certificated 2015 Notes have been issued, the certificate number of the 2015 Note to be delivered by the Holder for purchase;

(B) the portion of the principal amount of the 2015 Note which the Holder shall deliver for purchase, which shall be $1,000 or an integral multiple thereof; and

(C) that such 2015 Note shall be purchased pursuant to the terms and conditions specified in the 2015 Notes and in this Third Supplemental Indenture;

provided, that if a Person holds a beneficial interest in a Global Security, the Fundamental Change Purchase Notice shall comply with the Applicable Procedures.

(ii) the delivery or book-entry transfer of such 2015 Note to the Paying Agent prior to, on or after the Fundamental Change Purchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to the receipt by the Holder of the Fundamental Change Purchase Price therefor; provided, however, that such Fundamental Change Purchase Price shall be so paid pursuant to this Section 3.1 only if the 2015 Note so delivered to the Paying Agent shall conform in all respects to the description thereof set forth in the related Fundamental Change Purchase Notice, as determined by the Company.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by this Section 3.1(c) shall have the right to withdraw such Fundamental Change Purchase Notice at any time prior to the close of business on the Business Day prior to the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.2 of this Third Supplemental Indenture.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written withdrawal thereof.

The Company shall not be required to comply with this Section 3.1 to repurchase the 2015 Notes in connection with a Fundamental Change if a third party makes the offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Article III applicable to an offer to repurchase 2015 Notes in connection with a Fundamental Change and purchases all 2015 Notes validly tendered and not withdrawn under such offer.

Section 3.2 Effect of Fundamental Change Purchase Notice.  Upon receipt by the Paying Agent of the Fundamental Change Purchase Notice as specified in Section 3.1(c) of this Third Supplemental Indenture, the Holder of the 2015 Note in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified in the following two paragraphs) thereafter be entitled to receive solely the Fundamental Change Purchase Price with respect to such 2015 Note.  Such Fundamental Change Purchase Price shall be paid to such Holder, subject to receipt of funds by the Paying Agent, promptly following the later of (x) the Fundamental Change Purchase Date with respect to such 2015 Note (provided the conditions in Section 3.1(c) of this Third Supplemental Indenture have been satisfied) and (y) the time of delivery of such 2015 Note to the Paying Agent by the Holder thereof in the manner required by Section 3.1(c) of this Third Supplemental Indenture.  2015 Notes in respect of which a Fundamental Change Purchase Notice has been given by the Holder thereof may not be converted pursuant to Article VIII of this Third Supplemental Indenture on or after the date of the delivery of such Fundamental Change Purchase Notice, unless such Fundamental Change Purchase Notice has first been validly withdrawn as specified in the following two paragraphs.

A Fundamental Change Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Place of Payment in accordance with Fundamental Change Purchase Notice at any time prior to the close of business on the Business Day prior to the Fundamental Change Purchase Date, specifying:

(i) if certificated 2015 Notes have been issued, the certificate number of the 2015 Note in respect of which such notice of withdrawal is being submitted,

(ii) the portion of the principal amount of the 2015 Note with respect to which such notice of withdrawal is being submitted, which shall be $1,000 or an integral multiple of $1,000, and

(iii) the principal amount, if any, of such 2015 Note which remains subject to the original Fundamental Change Purchase Notice, as the case may be, and which has been or will be delivered for purchase by the Company;

provided, that for Global Securities, a withdrawal notice must comply with the Applicable Procedures.

There shall be no purchase of any 2015 Note pursuant to Section 3.1 of this Third Supplemental Indenture if the principal amount of the 2015 Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the relevant Fundamental Change Purchase Date.

Section 3.3 Deposit of Fundamental Change Purchase Price.  Prior to 11:30 a.m., New York City time, on the Business Day following the Fundamental Change Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 9.3 of the Original Indenture) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Fundamental Change Purchase Price of all the 2015 Notes or portions thereof which are to be purchased as of the Fundamental Change Purchase Date.  If the Trustee or any Paying Agent holds money sufficient to pay the Fundamental Change Purchase Price of such 2015 Note or portion thereof on the Business Day following the Fundamental Change Purchase Date, in accordance with the terms of this Third Supplemental Indenture, then from and after such the Fundamental Change Purchase Date, such 2015 Note or portion thereof will cease to be Outstanding and interest on such 2015 Note or portion thereof will cease to accrue, whether or not such 2015 Note or portion thereof is delivered to the Trustee or any Paying Agent.  Thereafter, all other rights of the Holder shall terminate, other than the right to receive the Fundamental Change Purchase Price upon delivery of such 2015 Note (together with any necessary endorsements).

Section 3.4 2015 Note Purchased in Part.  Any 2015 Note which is to be purchased only in part shall be surrendered at the Place of Payment (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such 2015 Note, without service charge, a new 2015 Note or 2015 Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the 2015 Note so surrendered which is not purchased.

The Company shall purchase from the Holder thereof, pursuant to this Section 3.4, a portion of a 2015 Note, provided that the principal amount of such portion shall be $1,000 or an integral multiple of $1,000.  Provisions of this Third Supplemental Indenture that apply to the purchase of all of a 2015 Note also apply to the purchase of such portion of such 2015 Note.

Section 3.5 Repayment to the Company.  The Trustee and the Paying Agent shall promptly return to the Company any cash that remains unclaimed as provided in paragraph 12 of the 2015 Notes, together with interest or dividends, if any, thereon (subject to the provisions of Section 6.3 of the Original Indenture), held by them for the payment of the Fundamental Change Purchase Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.3 of this Third Supplemental Indenture exceeds the aggregate Fundamental Change Purchase Price of the 2015 Notes or portions thereof which the Company is obligated to purchase as of the Fundamental Change Purchase Date, whether as a result of withdrawal or otherwise, then promptly after the Business Day following the Fundamental Change Purchase Date, the Trustee shall return any such excess cash to the Company together with interest or dividends, if any, thereon (subject to the provisions of Section 6.4 of the Original Indenture).

Section 3.6 Covenant to Comply with Applicable Securities Laws upon Purchase of 2015 Notes.  In connection with any offer to purchase or purchase of 2015 Notes under Article III of this Third Supplemental Indenture the Company shall to the extent required (i) comply with Rule 13e-4 and Rule 14e-1 under the Exchange Act, (ii) file any required Schedule TO (or any successor schedule, form or report) under the Exchange Act, and (iii) otherwise comply with all Federal and state securities laws so as to permit the rights and obligations under Section 3.1 of this Third Supplemental Indenture to be exercised in the time and in the manner specified in Section 3.1 of this Third Supplemental Indenture.

ARTICLE IV

[RESERVED]

ARTICLE V

DEFAULTS AND REMEDIES

Section 5.1 Additional Events of Default.  In addition to the Events of Default specified in Section 5.1 of the Original Indenture, the following shall constitute Events of Default (as contemplated by Section 5.1(6) of the Original Indenture) with respect to the 2015 Notes:

(i) the Company defaults in its obligation to provide a Fundamental Change Company Notice in accordance with Section 3.1(b) of this Third Supplemental Indenture;

(ii) the Company defaults in its obligation to repurchase the 2015 Notes following the valid exercise by any Holder of such Holder’s repurchase rights upon the occurrence of a  Fundamental Change; or

(iii) the Company fails to deliver shares of Common Stock when due upon the exercise of a Holder’s conversion right in accordance with Article VIII of this Third Supplemental Indenture, and such failure continues for a period of 10 days following the applicable settlement date for such conversion.

ARTICLE VI

SUPPLEMENTAL INDENTURES

Section 6.1 Supplemental Indentures.  For purposes of the 2015 Notes, the following provisions of the Original Indenture shall be amended as follows:

(a) Section 8.1 of the Original Indenture shall be amended by (i) deleting the period at the end of clause (11) thereof and replacing it with the text “; or” and (ii) adding the following:

“(12)  to increase the Conversion Rate.”

(b) Section 8.2 of the Original Indenture shall be amended by (i) deleting the period at the end of clause (4) thereof and replacing it with the text “; or” and (ii) adding the following:

“(5)  reduce the Fundamental Change Purchase Price of any 2015 Note; or

(6)  make any change that adversely affects the right of a Holder to convert any 2015 Note in accordance with Article VIII of this Third Supplemental Indenture; or

(7)  make any change that adversely affects the right of a Holder to require the Company to purchase the 2015 Notes upon a Fundamental Change.”

ARTICLE VII

[RESERVED]

ARTICLE VIII

CONVERSION

Section 8.1 Conversion Privilege.  A Holder of a 2015 Note may convert such 2015 Note into Common Stock at any time prior to the close of business on the Business Day immediately preceding the Stated Maturity.  The number of shares of Common Stock issuable upon conversion of a 2015 Note per $1,000 of principal amount thereof (the “Conversion Rate”) shall initially equal 50.3145, subject to adjustment as provided in this Article VIII.

A Holder may convert a portion of the principal amount of a 2015 Note if the portion is $1,000 or an integral multiple of $1,000.  Provisions of this Third Supplemental Indenture that apply to conversion of all of a 2015 Note also apply to conversion of a portion of a 2015 Note.

A 2015 Note in respect of which a Holder has delivered a Fundamental Change Purchase Notice exercising the option of such Holder to require the Company to purchase such security may be converted only if such notice of exercise is withdrawn in accordance with the terms of Section 3.2 of this Third Supplemental Indenture.

Section 8.2 Conversion Procedure.  To convert a 2015 Note, a Holder must (1) complete and manually sign the conversion notice set forth on the reverse of the 2015 Note (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the 2015 Note to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent and (4) pay any transfer or similar tax, if required; provided that a Person that holds a beneficial interest in a Global Security shall comply with the Applicable Procedures.  The date on which the Holder satisfies all those requirements is the conversion date (the “Conversion Date”).

On the third Business Day following the Conversion Date, the Company shall deliver to the Holder, through the Conversion Agent, the number of full shares of Common Stock issuable upon the conversion and cash in lieu of any fractional share determined pursuant to Section 8.3 of this Third Supplemental Indenture.  The Company shall determine the number of full shares of Common Stock and the amounts of cash with respect to any fractional share determined as described in Section 8.3 of this Third Supplemental Indenture.

Notwithstanding the preceding paragraph, if any calculation required in order to determine the number of shares of Common Stock the Company shall deliver in respect of any conversion under this Section 8.2 is based upon data that shall not be available to the Company on the Conversion Date (including, without limitation, in the event of a conversion immediately following a Spin-Off described in Section 8.8(b) of this Third Supplemental Indenture, or a tender offer or exchange offer described in Section 8.8(c) of this Third Supplemental Indenture), the Company shall delay the settlement of such conversion until the third Business Day after the relevant data becomes available.

Persons holding beneficial interests in Global Securities may surrender an interest in a 2015 Note for conversion by means of a book-entry delivery in accordance with the Applicable Procedures of the Depositary.

No payment or adjustment will be made for dividends on, or other distributions with respect to, any Common Stock except as provided in this Article VIII.  On conversion of a 2015 Note, that portion of accrued and unpaid interest, if any, through the Conversion Date with respect to the converted 2015 Note shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through delivery of the Common Stock and cash payment, if any, in lieu of fractional shares, in exchange for the 2015 Note being converted pursuant to the provisions hereof; and the fair market value of such shares of Common Stock (together with any such cash payment including cash in lieu of fractional shares) shall be treated as issued, to the extent thereof, first in exchange for the accrued and unpaid interest, if any, on the 2015 Note being converted through the Conversion Date, and the balance, if any, of such fair market value of such shares of Common Stock (and any such cash payment) shall be treated as issued in exchange for the principal amount of the 2015 Note being converted pursuant to the provisions hereof.

If a Holder converts more than one 2015 Note at the same time, the number of shares of Common Stock issuable upon the conversion shall be based on the aggregate principal amount of the 2015 Notes converted.

Upon surrender of a 2015 Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new 2015 Note in an authorized denomination equal in principal amount to the unconverted portion of the 2015 Note surrendered.  Upon conversion of a beneficial interest in a Global Security, the Trustee shall make or cause to be made a notation on such Global Security, and comply with the Applicable Procedures, to reflect a decrease in the aggregate amount of the 2015 Notes represented thereby.

Holders of 2015 Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date will receive the semiannual interest payable on such 2015 Notes on the corresponding Interest Payment Date notwithstanding the conversion at any time after the close of business on such Regular Record Date.  2015 Notes surrendered for conversion by a Holder during the period from the close of business on any Regular Record Date to the opening of business on the next Interest Payment Date must be accompanied by payment of an amount equal to the interest that is to be paid on such Interest Payment Date on the 2015 Notes so converted; provided such payment shall not be required: (1) in connection with a conversion following the Regular Record Date next preceding the Stated Maturity; (2) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date; or (3) to the extent of any overdue interest, if any such overdue interest exists at the time of conversion with respect to the 2015 Notes.

If a 2015 Note is converted in accordance with Article VIII of this Third Supplemental Indenture, then from and after the time of conversion on the Conversion Date, such 2015 Note shall cease to be Outstanding and interest shall cease to accrue on such 2015 Note.

Section 8.3 Fractional Shares.  The Company will not issue a fractional share of Common Stock upon conversion of a 2015 Note.  Instead, the Company will deliver cash for the current market value of the fractional share determined by multiplying the per share Closing Sale Price of the Common Stock, on the last Trading Day prior to the Conversion Date, by the fractional amount and rounding the product to the nearest whole cent.

Section 8.4 Taxes on Conversion.  If a Holder converts a 2015 Note, the Company may require the Holder to pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion.  In addition, the Holder shall pay any such tax which is due because the Holder requests the shares of Common Stock to be issued in a name other than the Holder’s name.  The Conversion Agent may refuse to deliver the certificates representing the Common Stock being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name.  Nothing herein shall preclude any income tax withholding required by law or regulations.

Section 8.5 Company to Provide Stock.  The Company shall, prior to issuance of any 2015 Notes under this Article VIII, and from time to time as may be necessary, reserve out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit the conversion of the 2015 Notes.

All shares of Common Stock delivered upon conversion of the 2015 Notes shall be newly issued shares or treasury shares, shall be duly authorized, validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim created by the Company.

The Company will use reasonable best efforts to comply with all Federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of 2015 Notes, if any, and will use reasonable best efforts to list or cause to have quoted such shares of Common Stock on the NYSE or, if shares of Common Stock are then not listed on the NYSE, on such other United States national securities exchange or United States over-the-counter market on which the Common Stock is then principally listed or quoted.

Section 8.6 Adjustment for Change in Capital Stock.  Except as set forth in Section 8.14 of this Third Supplemental Indenture, if, after the Issue Date of the 2015 Notes, the Company:

(a)           pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(b)           subdivides its outstanding shares of Common Stock into a greater number of shares;

(c)           pays a dividend or makes a distribution on its Common Stock in shares of its Capital Stock (other than Common Stock or rights, warrants or options for its Capital Stock);

(d)           combines its outstanding shares of Common Stock into a smaller number of shares; or

(e)           issues by reclassification of its Common Stock any shares of its Capital Stock (other than rights, warrants or options for its Capital Stock),

then the conversion privilege and the Conversion Rate in effect immediately prior to such action shall be adjusted so that the Holder of a 2015 Note thereafter converted may receive the number of shares of Common Stock or other units of Capital Stock of the Company which such Holder would have owned immediately following such action if such Holder had converted the 2015 Note immediately prior to such action.

The adjustment shall become effective, in the case of a dividend or distribution described in Section 8.6(a) or (c) above, immediately after the record date of such dividend or distribution.  If any dividend or distribution described in Section 8.6 (a) or (c) above is declared but not so paid or made, the new Conversion Rate shall be readjusted, as of the date that is the earlier of (x) the public announcement of such non-payment or (y) the date the dividend or distribution was to have been paid or made, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

The adjustment shall become effective, in the case of a subdivision, combination or reclassification described in Section 8.6(b), (d) or (e) above, immediately after the effective date in the case of such subdivision, combination or reclassification.

Section 8.7 Adjustment for Rights Issue.  Except as set forth in Sections 8.14 and 8.20 of this Third Supplemental Indenture, if after the Issue Date of the 2015 Notes, the Company distributes any rights, warrants, options or other securities to all or substantially all holders of its Common Stock entitling them, for a period of not more than 45 days from the record date for such distribution to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Closing Sale Price of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, warrants, options or other securities, the Conversion Rate shall be adjusted in accordance with the formula below; provided that if such rights are exercisable only upon the occurrence of a triggering event, then the Conversion Rate will not be adjusted until such triggering event occurs:

R’ = R x	(O + N)
O +[ (N x P)/M]
where:

R’ =	the adjusted Conversion Rate.

R =	the current Conversion Rate.

O =	the number of shares of Common Stock outstanding on the record date for the distribution to which this Section 8.7 is being applied.

N =	the number of additional shares of Common Stock issued pursuant to such rights, warrants, options or other securities.

P =	the purchase price per share payable to exercise such rights, warrants, options or other securities.

M =
the average of the Closing Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, warrants, options or other securities.

For purposes of this Section 8.7, in determining whether any rights, warrants, options or other securities entitle the Holders to subscribe for or purchase, or exercise a conversion right for, Common Stock, at a purchase price less than the applicable average Closing Sale Price of Common Stock, and in determining the exercise or purchase price payable for such Common Stock, there shall be taken into account any consideration the Company receives for such rights, warrants, options or other securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors or a committee thereof.

The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, warrants, options or other securities to which this Section 8.7 applies.  If any shares of Common Stock subject to such rights, warrants, options or other securities have not been issued when such rights, warrants, options or other securities expire (or to the extent such rights, warrants, options or other securities are redeemed by the Company, or otherwise cease to be convertible into, to be exchangeable for or to carry any such right to purchase shares), then the Conversion Rate shall promptly be readjusted to the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights, warrants, options or other securities been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants, options or other securities.

No adjustment shall be made under this Section 8.7 if the application of the formula stated above in this Section 8.7 would result in a value of R’ that is equal to or less than the value of R.

Section 8.8 Adjustment for Other Distributions.

(a) Except as set forth in Section 8.14 of this Third Supplemental Indenture, if, after the Issue Date of the 2015 Notes, the Company distributes to all or substantially all holders of its Common Stock any cash, assets (excluding any Capital Stock of a Subsidiary or business unit of the Company referred to in Section 8.8(b) below), or evidences of indebtedness issued by the Company (but excluding any dividends and distributions referred to in Sections 8.6 and 8.7 of this Third Supplemental Indenture), the Conversion Rate shall be adjusted in accordance with the formula:

R’ = R x	M
M – F
where:

R’ =	the adjusted Conversion Rate.

R =	the current Conversion Rate.

M =
the average of the Closing Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution, subject to adjustment as provided herein.

F =
the fair market value on the record date for the distribution to which this Section 8.8(a) applies of cash, assets (excluding any Capital Stock of a Subsidiary or business unit of the Company referred to in Section 8.8(b) below) or evidences of indebtedness to be distributed in respect of each share of Common Stock in the distribution to which this Section 8.8(a) applies (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently).

An adjustment to the Conversion Rate made pursuant to this Section 8.8(a) shall be made successively whenever any such distribution is made and shall become effective on the record date for such distribution.  If any distribution described in this Section 8.8(a) is declared but not so paid or made, the new Conversion Rate shall be readjusted, as of the date that is the earlier of (x) the public announcement of such non-payment and (y) the date the distribution was to have been paid or made, to the Conversion Rate that would then be in effect if such distribution had not been declared.

If, with respect to any distribution to which this Section 8.8(a) otherwise applies, the difference “M-F” as defined in the above formula is less than $1.00 or “F” is greater than “M”, then the adjustment provided by the preceding paragraphs in this Section 8.8(a) shall not be made and in lieu thereof, the following provision shall apply: from and after the record date for determining the holders of Common Stock entitled to receive the distribution, a Holder of a 2015 Note that converts such 2015 Note in accordance with the provisions of this Third Supplemental Indenture shall upon such conversion be entitled to receive, in addition to the shares of Common Stock into which the 2015 Note is convertible, the kind and amount of securities, cash or other assets comprising the distribution that such Holder would have received if such Holder had converted the 2015 Note immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.

(b) Except as set forth in Section 8.14 of this Third Supplemental Indenture, if, after the Issue Date of the 2015 Notes, the Company pays a dividend or makes a distribution to all or substantially all holders of Common Stock consisting of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company, in each case which will be listed for trading on a stock exchange or automated quotation system (a “Spin-Off “), the Conversion Rate shall be adjusted in accordance with the formula:

R’ = R x (1 + F/M)

where:

R’ =	the adjusted Conversion Rate.

R =	the current Conversion Rate.

M =	the average of the Closing Sale Prices of the Common Stock over the ten consecutive Trading Day period commencing on and including the Trading Day after the effective date of the distribution.

F =
the fair market value of the securities distributed in respect of each share of Common Stock for which this Section 8.8(b) applies, which shall mean the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Closing Sale Prices of those securities distributed over the ten consecutive Trading Day period commencing on and including the Trading Day after the effective date of the distribution.

An adjustment to the Conversion Rate made pursuant to this Section 8.8(b) shall become effective upon the opening of business on the day after the date fixed for determination of holders of the Common Stock entitled to receive such distribution in the Spin-Off.  The Company shall not be required to calculate the conversion rate adjustment relating to any Spin-Off for the 2015 Notes until the third Business Day following the ten consecutive Trading Day period referred to above.  If any dividend or distribution described in this Section 8.8(b) is declared but not so paid or made, the new Conversion Rate shall be readjusted, as of the date that is the earlier of (x) the public announcement of such non-payment and (y) the date the dividend or distribution was to have been paid or made, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(c) In the case of a tender or exchange offer (but not including any purchases pursuant to a stock buy-back program that is compliant with Rule 10b-18 of the Exchange Act) made by the Company or any Subsidiary for all or any portion of the Common Stock (excluding any transactions solely involving odd lots of shares of Common Stock) that has expired and such tender or exchange offer (as amended upon the expiration thereof) requires the payment to stockholders of consideration per share of Common Stock in cash or other consideration having a fair market value that as of the Expiration Time (as defined below), exceeds the Closing Sale Price per share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be adjusted in accordance with the formula below.

R’ = R x	F + (SP x S’)
SP x S
where:

R =	the Conversion Rate in effect immediately prior the close of business on the Expiration Time;

R’ =	the Conversion Rate in effect immediately after the Expiration Time;

F =
the fair market value of the aggregate consideration payable to stockholders (up to any maximum specified in the terms of the tender or exchange offer) for shares validly tendered or exchanged and not withdrawn as of the Expiration Time;

S’ =	the number of shares of Common Stock outstanding at the Expiration Time, excluding shares accepted for purchase or exchange pursuant to such tender offer or exchange offer;

S =	the number of shares of Common Stock outstanding at the Expiration Time, including any tendered or exchanged shares; and

SP =	the average of the Closing Sale Prices of Common Stock over the ten consecutive Trading Day period commencing on and including the Trading Day next succeeding the Expiration Time.

Any adjustment to the Conversion Rate made pursuant to this Section 8.8(c) shall become effective upon the opening of business on the day following the Expiration Time.  “Expiration Time” with respect to a tender offer or exchange offer, means the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.  Notwithstanding the foregoing, if the Company is obligated to purchase shares pursuant to any tender or exchange offer, but the Company is permanently prevented by applicable law or court or governmental order from effecting any such purchases, or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

(d) For purposes of this Section 8.8, the Board of Directors or a committee thereof shall determine fair market values for the purposes of this Section 8.8, which determination shall be conclusive.

Section 8.9 When Adjustment May Be Deferred.  No adjustment to the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Rate.  Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment and all adjustments that are made and carried forward shall be taken in the aggregate in order to determine if the 1% threshold is met.  Notwithstanding the foregoing, all adjustments not previously made shall have effect and be made upon any conversion of the 2015 Notes.

All calculations under this Article VIII shall be made to the nearest cent or to the nearest 1/1,000th of a share, as the case may be.

Section 8.10 When No Adjustment Required.  For the avoidance of doubt, the Conversion Rate shall only be subject to adjustment for the circumstances and in the manner set forth in Sections 8.6, 8.7, 8.8, 8.12 and 8.15 of this Third Supplemental Indenture and for no other event or circumstance.

No adjustment to the Conversion Rate need be made for a transaction referred to in Section 8.6, 8.7 or 8.8 of this Third Supplemental Indenture if Holders may participate in such transaction on an as-converted basis, as a result of holding the 2015 Notes, at the same time as holders of Common Stock participate, without having to convert their 2015 Notes, as if such Holders held the full number of shares of Common Stock underlying their 2015 Notes; provided that an adjustment shall be made at such time as the Holders are no longer entitled to participate.

No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest.  No adjustment need be made for a change in the par value of the Common Stock.

No adjustment will be made pursuant to this Article VIII that would result, through the application of two or more provisions hereof, in the duplication of any adjustment.

Section 8.11 Notice of Adjustment.  Whenever the Conversion Rate is adjusted, the Company shall promptly mail to Holders a notice of the adjustment.  The Company shall file with the Trustee and the Conversion Agent such notice and an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it.  Upon receipt by it of such notice, and at the written request of the Company, the Conversion Agent shall promptly mail such notice to Holders at the Company’s expense.  The certificate shall be conclusive evidence that the adjustment is correct.  Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same to any Holder desiring inspection thereof.

Section 8.12 Voluntary Increase.  The Company from time to time may increase the Conversion Rate by any amount for any period of time.  Whenever the Conversion Rate is increased, the Company shall file with the Trustee and the Conversion Agent a notice of the increase, and the Conversion Agent will mail such notice to the Holders, at the Company’s expense.  The Company shall mail the notice at least 15 days before the date the increased Conversion Rate takes effect.  The notice shall state the increased Conversion Rate and the period it will be in effect.

A voluntary increase of the Conversion Rate does not change or adjust the Conversion Rate otherwise in effect for purposes of Section 8.6, 8.7, 8.8 or 8.15 of this Third Supplemental Indenture.

Section 8.13 Notice of Certain Transactions.  If:

(a) the Company takes any action that would require an adjustment in the Conversion Rate pursuant to Section 8.6, 8.7 or 8.8 of this Third Supplemental Indenture (unless no adjustment is to occur pursuant to Section 8.9 or 8.10 of this Third Supplemental Indenture);

(b) the Company effects a Business Combination as described in Section 8.14; or

(c) there is a liquidation or dissolution of the Company;

then the Company shall mail to Holders and file with the Trustee and the Conversion Agent a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution.  The Company shall file and mail the notice at least 10 days before such date to the extent practicable.  Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.

Section 8.14 Business Combinations.  In the case of: (i) any consolidation or merger of the Company with or into any other Person; (ii) any sale, conveyance, transfer or disposition of all or substantially all of the Company’s assets to any Person; or (iii) any binding share exchange which reclassifies or changes the outstanding Common Stock (each event, a “Business Combination”); in each case as a result of which Holders of Common Stock are entitled to receive stock, other securities, other property, assets or cash (or any combination thereof) with respect to or in exchange for Common Stock, then from and after the effective date of the Business Combination, without the consent of holders of 2015 Notes, the right to receive Common Stock upon conversion of the 2015 Notes will be changed into the right to receive, in lieu of such Common Stock, the kind and amount of shares of stock, other securities or other property, assets or cash (or any combination thereof) that such Holder of 2015 Notes would have been entitled to receive with respect to such Common Stock in such Business Combination if such Holder had converted the 2015 Notes into Common Stock immediately prior to such Business Combination (such consideration, the “Reference Property”).  For purposes of the foregoing, where a Business Combination involves a transaction that causes the Common Stock to be converted into the right to receive more than a single type of consideration based upon any form of stockholder election, the consideration shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make such an election.  The Company shall not become a party to any Business Combination unless its terms are materially consistent with the foregoing provisions.  In addition, if a Business Combination is subject to Section 7.1 of the Original Indenture, the provisions of such Section 7.1 shall also apply.  None of the foregoing provisions shall affect the right of a Holder of the 2015 Notes to convert its 2015 Notes prior to the effective date of the Business Combination.  For the avoidance of doubt, adjustments to the Conversion Rate set forth under Sections 8.6, 8.7 and 8.8 of this Third Supplemental Indenture shall not apply to distributions to the extent that the right to convert the 2015 Notes has been changed into the right to convert into Reference Property.

Section 8.15 Adjustment to Shares Delivered Upon Conversion in Connection with a Make Whole Change of Control.    If a Change of Control occurs (determined after giving effect to any exceptions or exclusions to the definition of Change of Control, but without regard to the proviso in clause 2 of the definition of “Change of Control”, a “Make Whole Change of Control”) and a Holder elects to convert its 2015 Notes in connection with such Make Whole Change of Control, the Company shall increase the Conversion Rate for the 2015 Notes surrendered for conversion if and as required below.  The Company shall notify Holders and the Trustee as promptly as practicable following the date a Make Whole Change of Control becomes effective (the “Make Whole Change of Control Effective Date”) (but, in any event, within three Business Days after the effective date of such transaction).  A conversion of 2015 Notes shall be deemed for these purposes to be “in connection with” a Make Whole Change of Control if the conversion notice complying with this Article VIII is received by the Conversion Agent from, and including, the Make Whole Change of Control Effective Date and prior to the close of business on the Business Day prior to the Fundamental Change Purchase Date (or, in the case of an event that would have been a Change of Control but for the proviso in clause 2 of the definition of Change of Control, the 30th calendar day immediately following the Make Whole Change of Control Effective Date).

(a) The number of additional shares by which the Conversion Rate shall be increased shall be determined by reference to the Make Whole Change of Control Table attached as Schedule A to this Third Supplemental Indenture, which is a part of this Third Supplemental Indenture, and is based on the Make Whole Change of Control Effective Date and the price paid, or deemed paid, per share of Common Stock in the Make Whole Change of Control (the “Make Whole Change of Control Stock Price”).  If the holders of Common Stock receive only cash in a Make Whole Change of Control (other than with respect to appraisal and similar rights), the Make Whole Change of Control Stock Price shall be the cash amount paid per share of Common Stock.  Otherwise, the Make Whole Change of Control Stock Price shall be deemed to be the average of the Closing Sale Prices of the Common Stock over the five Trading Day period ending on the Trading Day immediately preceding the Make Whole Change of Control Effective Date.

(b) The Make Whole Change of Control Stock Prices set forth in the column headings of the Make Whole Change of Control Table in Schedule A to this Third Supplemental Indenture shall be adjusted as of any date on which the Conversion Rate of the 2015 Notes is adjusted as set forth under Sections 8.6, 8.7 or 8.8 of this Third Supplemental Indenture.  The adjusted Make Whole Change of Control Stock Prices shall equal the Make Whole Change of Control Stock Prices applicable immediately prior to the adjustment multiplied by a fraction, (x) the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make Whole Change of Control Stock Price adjustment and (y) the denominator of which is the Conversion Rate as so adjusted.  The Conversion Rate adjustment amounts set forth in the Make Whole Change of Control Table in Schedule A to this Third Supplemental Indenture shall be adjusted in the same manner as the Conversion Rate as set forth in Sections 8.6, 8.7 and 8.8 of this Third Supplemental Indenture.

(c) If the actual Make Whole Change of Control Stock Price or the Make Whole Change of Control Effective Date is not set forth in Make Whole Change of Control Table in Schedule A to this Third Supplemental Indenture, then:

(i) if the actual Make Whole Change of Control Stock Price on the Make Whole Change of Control Effective Date is between two stock prices in such table or the actual Make Whole Change of Control Effective Date is between two effective dates in such table, the amount of the Conversion Rate adjustment shall be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower Make Whole Change of Control Stock Prices and the earlier and later Make Whole Change of Control Effective Dates, as applicable, based on a 365-day year;

(ii) if the actual Make Whole Change of Control Stock Price on the Make Whole Change of Control Effective Date exceeds $150.00 per share of Common Stock (subject to adjustment in the same manner as the Make Whole Change of Control Stock Prices as set forth in the column headings of such table), no adjustment to the Conversion Rate will be made; and

(iii) if the actual Make Whole Change of Control Stock Price on the Make Whole Change of Control Effective Date is less than $15.90 per share of Common Stock (subject to adjustment in the same manner as the Make Whole Change of Control Stock Prices as set forth in the column headings of such table), no adjustment to the Conversion Rate will be made.

Notwithstanding the foregoing provisions, the Conversion Rate shall not exceed 62.8931 shares of Common Stock per $1,000 principal amount of the 2015 Notes, subject to adjustment in the same manner as the Conversion Rate as set forth in Sections 8.6, 8.7 and 8.8 of this Third Supplemental Indenture.

(d) For the avoidance of doubt, Holders who require the Company to repurchase some or all of their 2015 Notes for cash upon the occurrence of a Fundamental Change pursuant to Section 3.1 of this Third Supplemental Indenture shall not be entitled to an increase in the Conversion Rate pursuant to this Section 8.15 in respect of such 2015 Notes (or portions thereof) tendered for repurchase.

Section 8.16 Company Determination Final.  Any determination that the Company or the Board of Directors must make pursuant to Section 8.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, 8.12, 8.14 or 8.15 of this Third Supplemental Indenture is conclusive.

Section 8.17 Trustee’s Adjustment Disclaimer.  The Trustee has no duty to determine whether a supplemental indenture in connection with a Business Combination as described in Section 8.14 need be entered into or whether any provisions of any Third Supplemental Indenture are correct.  The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of 2015 Notes.  The Trustee shall not be responsible for the Company’s failure to comply with this Article VIII.  Each Conversion Agent (other than the Company or an Affiliate of the Company) shall have the same protection under this Section 8.17 as the Trustee.

Section 8.18 Simultaneous Adjustments.  In the event that this Article VIII requires adjustments to the Conversion Rate under more than one of Section 8.6, 8.7 or 8.8 of this Third Supplemental Indenture, and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of Section 8.6 of this Third Supplemental Indenture, second, the provisions of Section 8.8 of this Third Supplemental Indenture and, third, the provisions of Section 8.7 of this Third Supplemental Indenture.

Section 8.19 Successive Adjustments.  After an adjustment to the Conversion Rate under this Article VIII, any subsequent event requiring an adjustment under this Article VIII shall cause an adjustment to the Conversion Rate as so adjusted.

Section 8.20 Rights Issued in Respect of Common Stock Issued upon Conversion.  Each share of Common Stock issued upon conversion of 2015 Notes pursuant to this Article VIII shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be (the “Rights”), if any, that all shares of Common Stock are entitled to receive and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Company, as the same may be amended from time to time (in each case, a “Rights Agreement”), whether or not such rights have separated from the Common Stock at the time of such conversion; provided, that if such Rights Agreement requires that each share of Common Stock issued by the Company (including those that might be issued upon conversion of 2015 Notes) at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then, notwithstanding anything else to the contrary in the 2015 Notes or this Article VIII, there shall not be any adjustment to the conversion privilege or Conversion Rate or any other term or provision of the 2015 Notes as a result of the issuance of Rights, the distribution of separate certificates representing the Rights, the exercise or redemption of such Rights in accordance with any such Rights Agreement, or the termination or invalidation of such Rights.  Notwithstanding anything to the contrary herein, nothing in this provision is intended to confer on the Common Stock issuable upon conversion of 2015 Notes any right that is different than the rights to which all shares of Common Stock of the Company are entitled to receive.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Trust Indenture Act Controls.  This Third Supplemental Indenture is subject to the Trust Indenture Act and if any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required by the Trust Indenture Act to be a part of and govern this Third Supplemental Indenture, the latter provision shall control.  If any provision of this Third Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture as so modified, or to be excluded, as the case may be, whether or not such provision of this Third Supplemental Indenture refers expressly to such provision of the Trust Indenture Act.

Section 9.2 Concerning the Trustee; Force Majeure.  The Trustee assumes no duties, responsibilities or liabilities by reason of this Third Supplemental Indenture other than as set forth in the Original Indenture.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 9.3 Supplemental Indenture Controls.  In the event of a conflict or inconsistency between the Original Indenture and this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture shall control.

Section 9.4 Rules by Paying Agent, Conversion Agent and Registrar.  The Registrar, the Conversion Agent and the Paying Agent may make reasonable rules for their functions.

Section 9.5 Calculations.  The calculation of the Fundamental Change Purchase Price, Conversion Rate, Closing Sale Price of the Common Stock and each other calculation to be made hereunder shall be the obligation of the Company.  All such calculations made by the Company shall be final and binding on the Company and the Holders absent manifest error.  The Trustee, the Paying Agent and the Conversion Agent shall not be obligated to recalculate, recompute or confirm any such calculations.

Section 9.6 Governing Law.  THIS THIRD SUPPLEMENTAL INDENTURE AND THE 2015 NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.7 Multiple Originals.  The parties may sign any number of copies of this Third Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One originally signed copy is enough to prove this Third Supplemental Indenture.

Section 9.8 Benefits of Third Supplemental Indenture.  Nothing in this Third Supplemental Indenture or in the 2015 Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

Section 9.9 Confirmation of Indenture.  The Original Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 9.10 Headings and Table of Contents.  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Third Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

CONTINENTAL AIRLINES, INC.

By:	/s/ Gerald Laderman

Name:	Gerald Laderman

Title: Senior Vice President – Finance and Treasurer

Attest:

/s/ Gerald W. Clanton

Name:                      Gerald W. Clanton

Title: Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A.

By:	/s/ Rafael Martinez

Name:	Rafael Martinez

Title: Senior Associate

2

Schedule A

Make Whole Change of Control Table

The following table sets forth the number of additional shares, if any, by which the Conversion Rate shall increase per $1,000 principal amount of the 2015 Notes for 2015 Notes converted in connection with a Make Whole Change of Control for each Make Whole Change of Control Stock Price and Make Whole Change of Control Effective Date set forth below:

	Make Whole Change of Control Stock Price
Make Whole Change of Control Effective Date	$15.90	$16.00	$18.00	$20.00	$22.50	$25.00	$27.50	$30.00	$40.00	$50.00	$60.00	$75.00	$100.00	$125.00	$150.00
Dec. 11, 2009	12.5786	12.5000	11.1111	10.0000	8.8861	7.6154	6.6272	5.8361	3.8416	2.7794	2.1298	1.5317	0.9863	0.6864	0.4998
Jan. 15, 2011	12.5786	12.5000	11.1111	10.0000	8.6618	7.3259	6.3018	5.4932	3.5102	2.4955	1.8943	1.3496	0.8641	0.5995	0.4357
Jan. 15, 2012	12.5786	12.5000	11.1111	10.0000	8.2156	6.8081	5.7516	4.9342	3.0124	2.0885	1.5629	1.1057	0.7069	0.4913	0.3570
Jan. 15, 2013	12.5786	12.5000	11.1111	9.4075	7.3287	5.8594	4.7945	3.9989	2.2604	1.5128	1.1178	0.7907	0.5113	0.3587	0.2619
Jan. 15, 2014	12.5786	12.5000	10.3164	7.6846	5.4659	4.0128	3.0436	2.3778	1.1596	0.7570	0.5712	0.4167	0.2794	0.1995	0.1466
Jan .15, 2015	12.5786	12.1855	5.2411	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

30

EXHIBIT A-1

[FORM OF 2015 NOTE]

[FOR SO LONG AS THIS SECURITY IS A GLOBAL SECURITY DEPOSITED WITH OR ON BEHALF OF THE DEPOSITORY TRUST COMPANY, IT SHALL BEAR THE FOLLOWING LEGEND:]

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS, IN WHOLE BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE APPLICABLE INDENTURE REFERRED TO IN THIS GLOBAL SECURITY.

A-1

CONTINENTAL AIRLINES, INC.

4.5% Convertible Note due 2015

No. [ ___]	Principal Amount $[___]
Issue Date: [ ]	CUSIP: 210795 PU8
ISIN: US210795 PU8

Continental Airlines, Inc., a Delaware Corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to ___________________, or its registered assigns, the principal sum of ________________ Dollars ($_____________) [or such greater or lesser amount as is indicated on the Schedule of Exchanges attached hereto]1 on January 15, 2015.

Interest Payment Dates: January 15 and July 15, commencing July 15, 2010.

Regular Record Dates: January 1 and July 1

This Note is convertible as specified in Article VIII of the Third Supplemental Indenture referred to herein.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[Signature Page Follows]

1           This phrase should be included only if the Note is issued in global form.

A-3

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date written below.

Dated: December 11, 2009

CONTINENTAL AIRLINES, INC.

By:

Name:

Title:

Attest:

By:

Trustee’s Certificate of Authentication

This is one of the 4.5% Convertible Notes due 2015 issued under the within-named Indenture.

Dated: December 11, 2009

THE BANK OF NEW YORK
MELLON TRUST COMPANY, N.A.

By:

Authorized Signatory

A-3

REVERSE OF NOTE

Continental Airlines, Inc.

4.5% Note due 2015

1. Interest.

Continental Airlines, Inc., a Delaware Corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum of 4.5%.  The Company will pay interest semiannually in arrears on January 15 and July 15 of each year during the term of this Note, commencing on July 15, 2010 (each an “Interest Payment Date”), to Holders of record at the close of business on each January 1 and July 1 (whether or not a Business Day) (each a “Regular Record Date”) immediately preceding such Interest Payment Date.  Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided or, if no interest has been paid, from the Issue Date.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration pursuant to Section 5.2 of the Indenture, upon the date set for payment of the Fundamental Change Purchase Price pursuant to Section 3.3 of the Third Supplemental Indenture or upon the Stated Maturity of this Security) or if interest due hereon or any portion of such interest is not paid when due in accordance with paragraph 7 hereon, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate of 4.5% per annum, compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for.  All such interest shall be payable on demand.

2. Method of Payment.

Subject to the terms and conditions of the Indenture, the Company will make payments in respect of Fundamental Change Purchase Price and at Stated Maturity to Holders who surrender Notes to a Paying Agent to collect such payments in respect of the Notes.  The Company will pay any cash amounts in Dollars.  However, the Company may make such cash payments by check payable in such money or by wire transfer.

3. Paying Agent, Conversion Agent and Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America, will initially act as Paying Agent, Conversion Agent and Registrar.  The address of The Bank of New York Mellon Trust Company, N.A. is The Bank of New York Mellon Corporation, Corporate Trust Operations, 101 Barclay Street – 7 East, New York, NY 10286.  The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar without notice, other than notice to the Trustee, except that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be the Place of Payment.  The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar.

4. Indenture.

This Note is one of a duly authorized issue of Securities of the Company designated as its 4.5% Convertible Notes due 2015 (the “Notes”), issued under an Indenture (the “Original Indenture”), dated as of July 15, 1997, as supplemented by the Third Supplemental Indenture, dated as of December 11, 2009 (the “Third Supplemental Indenture”) (as so supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to Bank One, N.A. (the “Trustee”).  The terms of the Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.  This Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms.  To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are unsubordinated, unsecured obligations of the Company, initially limited to $230,000,000 aggregate principal amount, subject to the Company's ability to issue additional Notes in accordance with the Indenture.  The Indenture does not limit other debt of the Company, secured or unsecured.

5. Purchase by the Company at the Option of the Holder.

Upon the occurrence of a Fundamental Change, the Company shall be required to make an offer to purchase this Note in accordance with the terms set forth in Article III of the Third Supplemental Indenture.

6. Conversion.

The Notes are convertible at the option of the Holder on the terms set forth in Article VIII of the Third Supplemental Indenture.

7. Defaulted Interest.

Except as otherwise specified with respect to the Notes, any Defaulted Interest on any Note shall forthwith cease to be payable to the registered Holder thereof on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company as provided for in Section 3.7 of the Original Indenture.

8. Redemption; Sinking Fund.

The Notes are not redeemable at the Company's option prior to the Stated Maturity or subject to a sinking fund.

9. Make Whole Change of Control.

Subject to the provisions of the Indenture, if a Holder elects to convert a Note in connection with a Make Whole Change of Control, the Company will, under certain circumstances, increase the number of shares of Common Stock issuable upon conversion of the Note by a number of additional shares as set forth in Section 8.15 of the Third Supplemental Indenture.

10. Denominations; Transfer; Exchange.

The Notes are in fully registered form, without coupons, in principal denominations of $1,000 and integral multiples of $1,000.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not transfer or exchange any Notes in respect of which a Fundamental Change Purchase Notice has been given and not withdrawn (except, in the case of a Note to be purchased in part, the portion of the Note not to be purchased).

11. Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner of this Note for all purposes.

12. Unclaimed Money or Notes.

The Trustee, the Paying Agent and the Conversion Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to any mandatory provisions to the contrary under applicable unclaimed property law.  After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person and the Trustee, the Paying Agent and the Conversion Agent shall have no further liability to the Holders with respect to such money or securities for that period commencing after the return thereof.

13. Amendment; Waiver.

This Note and the Indenture may be amended, modified or supplemented, and certain Defaults may be waived, as provided in Article VIII of the Original Indenture (as amended by Article VI of the Third Supplemental Indenture).

14. Defaults and Remedies.

If any Event of Default with respect to the Notes shall occur and be continuing, including any Event of Default specific to the Notes as set forth in Article VI of the Third Supplemental Indenture, the principal amount of all the Notes may be declared due and payable immediately in the manner and with the effect provided in the Indenture.

15. Trustee May Hold Notes.

The Trustee, any Paying Agent, any Registrar, any Conversion Agent or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Sections 310(b) and 311 of the Trust Indenture Act, may otherwise deal with the Company and any Affiliate or Subsidiary of the Company with the same rights it would have if it were not Trustee, Paying Agent, Registrar, Conversion Agent or such other agent.

16. No Recourse Against Others.

No past, present or future director, officer, employee, agent, representative, member, manager, trustee or stockholder, as such, of the Company or any successor Person or any Affiliate thereof shall have any liability for any obligations of the Company or any successor Person or any Affiliate thereof, either directly or through the Company or any successor Person or any Affiliate thereof, under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation, whether by virtue of any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

17. Authentication.

This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on this Note.

18. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. GOVERNING LAW.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

A-4

ASSIGNMENT FORM	CONVERSION NOTICE
To assign this Note, fill in the form below:	To convert this Note into Common Stock of the Company, check the box:
I or we assign and transfer this Note to
(Insert assignee’s soc. sec. or tax ID no.)	To convert only part of this Note, state the principal amount to be converted (which must be $1,000 or an integral multiple of $1,000):
(Print or type assignee’s name, address and zip code)	$ If you want the stock certificate made out in another person’s name, fill in the form below:
and irrevocably appoint	(Insert other person’s soc. sec. or tax ID no.)
agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.	(Print or type other person’s name, address and zip code)
Date:	Your signature:

A-10

[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]

To:  Continental Airlines, Inc.,

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Continental Airlines, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Purchase Date does not fall during the period after an Interest Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest thereon to, but excluding, such Fundamental Change Purchase Date.

In the case of certificated Notes, the certificate numbers of the Notes to be purchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be purchased (if less than all): $___,000

NOTICE:  The above signature(s) of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

A-10

SCHEDULE OF EXCHANGES2

The following exchanges, redemptions, repurchases or conversions of a part of this Global Security for Definitive Notes have been made:

Date of Transaction	Amount of decrease in Principal Amount of’ this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following such decrease (or increase)	Signature of authorized signatory of Trustee

2           This schedule should be included only if the Note is issued in global form.

A-10